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                            SHARED FUNDING AGREEMENT

     THIS SHARED FUDING AGREEMENT ("Agreement") is made as of the 30/th/ day of December, 2016, by and among; Calvert Variable Series, Inc. (the "Fund"), a Maryland corporation, on its behalf and on behalf of each Portfolio (as defined below); Eaton Vance Distributors, Inc. ("EVD"); and Metropolitan Life Insurance Company (the "Company"), a life insurance company organized under the laws of the State of New York, on behalf of itself and certain of its segregated asset accounts (each an "Account" and together the "Accounts").

     WHEREAS, the Company has entered into a Shared Funding Agreement, dated June 5 1990, as amended and assigned, with the Fund and Calvert Investment Distributors, Inc. ("CID") (the "Calvert Agreement"). Pursuant to the Calvert Agreement, the Accounts identified therein may invest in the Fund and its separate investment series listed in the Calvert Agreement (each a "Portfolio" and together the "Portfolios"), which are currently distributed by CID;

     WHEREAS, Calvert Research and Management ("CRM"), an affiliate of Eaton Vance Corp. and EVD, has agreed to purchase substantially all of the business assets of Calvert Investment Management, Inc., investment adviser to the Fund, ("CIM"), subject to various closing conditions (the "Transaction"). In the Transaction, which will close once the conditions to closing have been satisfied (the "Transaction Date"), CRM will assume only specified business assets of CIM and will not assume any of CIM's liabilities. The Transaction Date is anticipated to be on or about December 30, 2016;

     WHEREAS, as of the Transaction Date, CRM will become the investment adviser to the Fund, EVD will become the Fund's principal underwriter, and CID will no longer distribute Fund shares or otherwise provide services to the Fund; and

     WHEREAS, the Company and the Accounts desire to continue to invest in the Fund and the Portfolios, and the Fund and the Portfolios desire to continue to make their shares available for purchase to the Company and the Accounts following the closing of the Transaction.

     NOW THEREFORE, in consideration of the mutual benefits and promises contained herein, the parties hereto agree as follows:

     SECTION 1. The parties hereto hereby (i) adopt all terms of the Calvert
     ---------
Agreement and (ii) affirm all respective agreements made in the Calvert Agreement, all effective as of the Transaction Date, and (iii) agree that the terms of the Calvert Agreement that relate to CID will now relate to EVD, except as otherwise provided herein.

     SECTION 2. The Fund represents and warrants that (i) the Portfolio shares
     ---------
offered and sold pursuant to the Agreement are registered under the Securities Act Of 1933, as amended and sold in accordance with all applicable federal and state laws, and the Fund is registered under the Investment Company Act of 1940, as amended; (ii) each Portfolio will comply with the diversification requirements set forth in Section 817(h) of the Internal Revenue Code ("Code"), and the rules and regulations thereunder, including without limitation Treasury Regulation ss1.817-5 and (iii) each Portfolio invested in by an Account intends to elect to be treated as a "regulated investment company" under Subchapter M of the Code, and will make every effort to maintain such qualification (under Subchapter M or any successor or similar provision).

     SECTION 3. EVD represents that it is and warrants that it shall remain duly
     ---------
registered as a broker-dealer under all applicable federal and state securities laws and agrees that it shall

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perform its obligations to the Fund in compliance in all material respects with the laws of The Commonwealth of Massachusetts and any applicable state and federal securities laws. EVD further represents that it is a member in good standing of the Financial Industry Regulatory Authority, Inc.

     SECTION 4. Company confirms that all of its representations, warranties and
     ---------
conditions in the Calvert Agreement continue in full force and effect.

     SECTION 5. No party hereto shall have any duty, responsibility or liability
     ---------
whatsoever to any other party hereto with respect to the Calvert Agreement prior to the Transaction Date, and the Calvert Agreement shall be of no force or effect with respect to the parties hereto except as otherwise specifically provided in this Agreement.

     SECTION 6. The parties agree that EVD shall only assume liability under the
     ---------
Agreement as of the Transaction Date, and EVD and its affiliates shall have no liability whatsoever (including, without limitation, any indemnification obligation) for any act or omission of CID prior to the Transaction date, or for any costs, expenses, losses, damages, or liabilities of any kind whatsoever, arising prior to the Transaction Date.

     SECTION 7. As of the Transaction Date, the Fund and the Portfolios will
     ---------
rely on an exemptive order from the U.S. Securities and Exchange Commission to permit shares of the Fund to be sold to and held by variable annuity and variable life insurance separate accounts of participating insurance companies that may or may not be affiliated with one another, qualified pension and retirement plans and other permitted investors ("Mixed and Shared Funding Exemptive Order"), a copy of which the Fund agrees to provide to the Company upon request, and the Company hereby agrees to be bound by the terms and conditions of the Mixed and Shared Funding Exemptive Order.

     SECTION 8. All notices to EVD pursuant to the Agreement shall be sent as
     ---------
follows:

                       Eaton Vance Distributors, Inc.
                          Two International Place
                             Boston, MA 02110
                         Attn: Chief Legal Officer

     SECTION 9. The occurrence of the Transaction on the Transaction Date is a
     ---------
condition precedent to the effectiveness of the terms of this Agreement.

     SECTION 10. This Agreement may be executed in any number of counterparts,
     ----------
each of which will be deemed an original, but all of which together will constitute one and the same instrument. The parties agree that this Agreement will be considered signed when the signature of a party is delivered by facsimile transmission or delivered by scanned image (e.g. pdf, tiff, jpg, jpeg or other file extension) as an attachment to an email. Such facsimile or scanned image may include this Agreement in its entirety or a standalone signature page, either of which shall have the same effect as an original signature and shall be considered definitive evidence of the final agreement between the parties.

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IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute this Agreement as of the date and year first above written.

METROPOLITAN LIFE INSURANCE                   EATON VANCE DISTRIBUTORS, INC.
COMPANY


By: /s/ Dina Lumerman                         By: /s/ John Murphy
    ----------------------------                  ----------------------------
Name: Dina Lumerman                           Name: John Murphy
Title: VP & Actuary                           Title: Asst. Secretary



                                              CALVERT VARIABLE SERIES, INC.

                                              By: /s/ Maureen Gemma
                                                  ----------------------------
                                              Name: Maureen Gemma
                                              Title: Secretary



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